THIS DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR APPLICABLE SECURITIES LAWS. THIS DEBENTURE MAY NOT BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OF THE DEBENTURE UNDER SUCH ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAWS, OR UPON SATISFACTION BY THE ISSUER HEREOF THAT SUCH REGISTRATION IS NOT REQUIRED AS TO SUCH SALE OR OFFER.

THIS DEBENTURE IS SUBJECT TO A SUBORDINATION AGREEMENT, DATED OF EVEN DATE HEREWITH, IN FAVOR OF USTRUST, THE FIRST NATIONAL BANK OF BOSTON, CITIZENS BANK OF MASSACHUSETTS AND INAC CORP. (THE "SENIOR DEBT SUBORDINATION AGREEMENT").

                              AU BON PAIN CO., INC.
                         SAINT LOUIS BREAD COMPANY, INC.
                       ABP MIDWEST MANUFACTURING CO., INC.

                          SENIOR SUBORDINATED DEBENTURE


$3,600,000                                             Dated as of July 24, 1996

     FOR VALUE RECEIVED, the undersigned entities (collectively, the "Borrowers"), jointly and severally promise to pay to the order of ALLIED CAPITAL CORPORATION, a Maryland corporation (the "Holder"), at its offices located at 1666 K Street, N.W., Suite 901, Washington, D.C. 20006, the principal amount of THREE MILLION SIX HUNDRED THOUSAND DOLLARS ($3,600,000), together with interest thereon as set forth below, at its offices or such other place as the Holder may designate in writing.

     1. INVESTMENT AGREEMENT. This Senior Subordinated Debenture (the "Debenture") is one of three senior subordinated debentures to be executed and delivered by the Borrowers in connection with an investment being made by the Holder and two other parties in the Borrowers in the aggregate original principal amount of FIFTEEN MILLION DOLLARS ($15,000,000) pursuant to the terms and conditions of an Investment Agreement among the Borrowers, the Holder and certain other parties named therein, dated of even date herewith (the "Investment Agreement"). This Debenture and the other two senior subordinated debentures evidencing the investment (collectively, the "Other Debentures") are each subject to the terms and conditions of the Investment Agreement. A copy of the Investment Agreement may be examined during normal business hours at the Borrowers' offices. Terms not defined herein shall have the meanings assigned to them in the Investment Agreement.

     2. Interest Rate Provisions.
        ------------------------

          2.1 BASIC INTEREST RATE. Interest shall accrue on the principal balance of this Debenture outstanding as follows: (i) from the date hereof and thereafter until July 24, 1997, at the rate of 11.25% per annum; (ii) from July 25, 1997 and thereafter until July 24, 1998, at the rate of 13% per annum; and
(iii) from July 25, 1998 until repayment of this Debenture, at the rate of 14% per annum. The interest rate applicable at any one time as set forth in this section shall be referred to as the "Basic Interest Rate".

          2.2 DEFAULT INTEREST RATE. An Event of Default shall be deemed to have occurred if any installment payment of principal, interest or other charge under this Debenture or any of the Other Debentures is not received by the Holder thereof within three business days of the due date thereof, or if any other sums payable to Holder hereunder, under the terms of the Other Debentures, or under the terms of the Investment Agreement are not paid on or before that date which is three business days from the due date thereof. From and after the 20th day following any such default, interest shall accrue and be payable hereunder at the rate of two percent (2 %) per annum above the then applicable Basic Interest Rate from the date of the occurrence of the Event of Default until the earliest date upon which the Event of Default has been cured (the "Default Interest Rate").

          2.3 ADDITIONAL PROVISIONS. Interest shall be calculated on the basis of an actual 360-day year and shall be computed for each payment period on the basis of the actual number of days elapsed.

     3. Payments.
        --------

          3.1 INTEREST ONLY PAYMENTS; LATE PAYMENTS. Commencing on October 1, 1996, and continuing on the first day of each calendar quarter thereafter up to and including July 1, 2000, the Borrowers shall pay to Holder quarterly installments of interest only on the principal amount outstanding hereunder. Any such installment not received by Holder within three business days of its due date shall be subject to an additional late payment charge equal to five percent (5%) of the amount overdue.

          3.2 PRINCIPAL PAYMENT. The entire unpaid principal balance of this Debenture, together with all accrued, but unpaid, interest, and other sums owed hereunder shall be due and payable in full without further notice or demand on July 24, 2000 (the "Maturity Date").

          3.3 PREPAYMENTS; APPLICATION OF PAYMENTS. The Borrowers may prepay this Debenture in whole or in part at any time upon 30 days prior written notice to Holder without penalty or premium. All prepayments shall be applied as follows: (a) first, to accrued, but unpaid, interest at the Default Interest Rate; (b) second, to accrued, but unpaid, interest at the Basic Interest Rate; and finally, to principal, provided that the principal amount to be prepaid shall be allocated (in integral multiples of $1,000) among this Debenture and the Other

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Debentures at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not called for prepayment, with adjustments, to the extent practicable, to compensate for any prior prepayments not made exactly in such proportion.

          3.4 DUE ON SALE. Notwithstanding anything herein or in the Investment Agreement to the contrary, the entire indebtedness hereunder shall become due and payable upon the earlier of the Maturity Date or the Transfer of Borrowers' Business.

     4. ASSIGNMENT. This Debenture and the obligations hereunder may not be assigned by the Borrowers without the prior written consent of Holder. Holder may freely assign all or any portion of its right, title and interest in and to this Debenture.

     5. JOINT AND SEVERAL LIABILITY. If more than one party signs this instrument, then all signatories shall be jointly and severally liable hereunder.

     6. DEFAULT AND REMEDIES. The occurrence of an Event of Default under the Investment Agreement shall constitute a default hereunder and shall entitle the Holder to exercise the rights and remedies specified in the Investment Agreement, as well as those available at law or in equity. These rights and remedies include, but are not limited to, the right of the Holder to accelerate the maturity of this Debenture and all other Obligations.

     7. WAIVERS. The Borrowers hereby waive presentment, demand, protest, or further notice of any kind (except such notices as may be specifically required by the express terms of the Investment Agreement).

     8. WAIVER OF JURY TRIAL; SUBMISSION TO JURISDICTION.

     (a) EACH OF THE HOLDER AND THE BORROWERS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS DEBENTURE. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE HOLDER TO ENTER INTO THE TRANSACTIONS PROVIDED FOR IN THE INVESTMENT AGREEMENT AND TO MAKE THE INVESTMENT.

     (b) FOR THE PURPOSE OF ANY ACTION OR PROCEEDING INVOLVING THIS DEBENTURE, EACH OF THE HOLDER AND THE BORROWERS HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ALL FEDERAL AND STATE COURTS LOCATED IN THE CITY OF NEW YORK AND CONSENTS THAT IT MAY BE SERVED WITH ANY PROCESS OR PAPER BY REGISTERED MAIL OR BE PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK IN ACCORDANCE WITH APPLICABLE LAW, PROVIDED A REASONABLE TIME FOR APPEARANCE IS ALLOWED. EACH OF THE HOLDER

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AND THE BORROWERS EXPRESSLY WAIVES, TO THE EXTENT IT MAY LAWFULLY DO SO, ANY
OBJECTION, CLAIM OR DEFENSE WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS DEBENTURE IN ANY SUCH COURT, IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER IRREVOCABLY WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO ANY SUCH CLAIM, SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER THE PERSON OF THE BORROWERS OR THE HOLDER, AS APPLICABLE. NOTHING CONTAINED HEREIN WILL BE DEEMED TO PRECLUDE THE HOLDER FROM BRINGING AN ACTION AGAINST THE BORROWERS IN ANY OTHER JURISDICTION.

     9. CONTROLLING LAW. This Debenture and all matters related hereto shall be governed, construed and interpreted strictly in accordance with the laws of the State of New York, without regard to its principles of conflicts of law.

     10. NO USURY. This Debenture is subject to the express condition that at no time shall the Borrowers be obligated or required to pay interest hereunder at a rate which could subject the Holder to either civil or criminal liability as a result of being in excess of the maximum rate which the Borrowers are permitted by law to contract or agree to pay. If, by the terms of this Debenture, the Borrowers are at any time required or obligated to pay interest at a rate in excess of such maximum rate, the rate of interest under this Debenture shall be deemed to be immediately reduced to such maximum rate and interest payable hereunder shall be computed at such maximum rate and the portion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been pre payments of interest on this Debenture.

                         {Signatures on pages following}

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     IN WITNESS WHEREOF, the undersigned entities have caused this Debenture to be executed and their corporate seals to be affixed on the day and year first above written.

WITNESS/ATTEST:                             "BORROWERS":

[Seal]                                      AU BON PAIN CO., INC.



Attest: /s/ THOMAS R. HOWLEY               By: /s/ LOUIS I. KANE
       ---------------------                   ------------------
       Thomas R. Howley                        Louis I. Kane, Co-Chairman
[Seal] Assistant Secretary                     SAINT LOUIS BREAD COMPANY, INC.



Attest: /s/ THOMAS R. HOWLEY               By: /s/ LOUIS I. KANE
       ---------------------                  ------------------
       Thomas R. Howley                       Louis I. Kane, Co-Chairman
[Seal] Assistant Secretary                    ABP MIDWEST MANUFACTURING
                                                   CO., INC.

Attest: /s/ THOMAS R. HOWLEY               By: /s/ LOUIS I. KANE
       ---------------------                  ------------------
       Thomas R. Howley                       Louis I. Kane, Co-Chairman
       Secretary


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